EXHIBIT 10.2
LEASE TERMINATION AGREEMENT
     THIS LEASE TERMINATION AGREEMENT (hereinafter referred to as the “Lease Termination”), is made and entered into effective as of the 1st day of June, 2006 (“Execution Date”), by and between GREENWAY TOWER JOINT VENTURE (hereinafter called “Landlord”) and ACE CASH EXPRESS, INC., a Texas corporation (hereinafter called “Tenant”).
RECITALS
     A. Reference is made to that certain Office Lease dated October 1, 1987, between Landlord, as Landlord, and Tenant, as Tenant, as amended by First Amendment to Lease Agreement for Greenway Tower dated April 29, 1988, Second Amendment to Lease Agreement for Greenway Tower dated August 24, 1988, Third Amendment to Lease Agreement for Greenway Tower dated December 29, 1988, Fourth Amendment to Lease Agreement for Greenway Tower dated January 29, 1991, Fifth Amendment to Lease Agreement for Greenway Tower dated June 13, 1994, Sixth Amendment to Lease Agreement for Greenway Tower dated February 1, 1996, Seventh Amendment to Lease Agreement for Greenway Tower dated December 20, 2000, Eighth Amendment to Lease Agreement for Greenway Tower dated May 10, 2001, Ninth Amendment to Lease Agreement for Greenway Tower dated October 21, 2003 and Tenth Amendment to Lease Agreement for Greenway Tower dated July 26, 2004 (as amended, the “Lease”), pursuant to the terms of which Landlord has leased to Tenant, and Tenant has leased from Landlord, certain premises located in the Greenway Tower office building as described therein (the “Leased Premises”); and
     B. Landlord and Tenant desire to terminate the Lease effective as of the Execution Date upon the terms and conditions hereinafter set forth in this Lease Termination.
AGREEMENTS
     1. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to compliance by Tenant with the terms and provisions of this Lease Termination Agreement, Landlord and Tenant hereby terminate the Lease effective as of the Execution Date (the “Termination Date”). If Tenant timely performs Tenant’s obligations under the Lease up to and including the Termination Date, including, without limitation, the obligation to pay rent and other sums becoming due in accordance with the provisions of the Lease, Tenant’s obligation to pay rent under the Lease shall terminate effective as of Termination Date; provided, however, that such termination shall not affect or impair (i) any obligations of Tenant accruing or arising under the Lease on or prior to the Termination Date including the obligation to pay Energy Costs and Tenant’s Proportionate Share of Taxes, Insurance and Operating Expenses thereunder to the Termination Date, (ii) any environmental obligations of Tenant arising under or in connection with the Lease, (iii) any indemnification by Tenant of Landlord under the Lease, and (iv) any obligations of Tenant under the Lease which expressly survive termination of the Lease.
     2. Tenant releases and relinquishes any and all rights it may have in or to the Leased Premises arising under the Lease. Tenant hereby further releases and discharges Landlord of and from any and all liabilities, obligations, claims, causes of action, debts, and damages which Tenant has, ever had or may claim to have against Landlord, whether known or unknown, arising from, under or in connection with the Lease through the Termination Date except for any obligations of Landlord under the Lease which expressly survive termination of the Lease.
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     3. Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord’s employees, agents, shareholders, officers and directors from and against any claims, demands, obligations, penalties, fines, suits, liabilities, settlements, damages, losses, costs and expenses (including, without limitation, attorneys’ and consultant fees and expenses, investigation, laboratory fees and expenses, clean-up costs, court costs and other litigation expenses) of whatever kind or nature, known or unknown, arising out of or in any way related to (i) the presence, removal or production in, on or affecting any portion of the Leased Premises of any hazardous materials, hazardous substances, solid wastes or other substances known or suspected to pose a threat to health or the environment generated or caused by Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees or invitees or of any other person entering upon the Premises under or with the express or implied invitation or permission of Tenant prior to the Termination Date, (ii) the violation by Tenant of any laws, rules, regulations, ordinances or other requirements of any applicable governmental authority prior to the Termination Date, and/or (iii) any liens or encumbrances of any nature whatsoever which are placed or claimed against the Leased Premises or the Project by Tenant or any party claiming by, through or under Tenant, including, without limitation, any party who has performed work or labor or supplied materials to or for the benefit of Tenant.
     4. Tenant represents and warrants to Landlord that (i) Tenant has not previously assigned, sublet, encumbered or otherwise transferred the Lease or Tenant’s interest therein, (ii) this Agreement constitutes a valid and legally binding obligation of Tenant and is enforceable in accordance with its terms, and (iii) Tenant has the requisite power and authority to execute and deliver this Agreement, and the consent or joinder of no other person or entity is required in connection therewith.
     5. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. This Agreement shall supersede and control any and all other agreements between Landlord and Tenant.
     IN TESTIMONY WHEREOF, the parties hereto have executed this Lease Termination as of the date aforesaid.

LANDLORD:		TENANT:

GREENWAY TOWER JOINT VENTURE		ACE CASH EXPRESS, INC., a Texas corporation

By:	Independence Development, Inc.,
General Partner

		By:	/s/ William S. McCalmont

		Name:	William S. McCalmont
By:	/s/ Robert W. Kennedy	Title:	Executive Vice President &

	Robert W. Kennedy		Chief Financial Officer
Executive Vice President
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